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                                                     EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sun Company, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
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                                                     For the Nine Months
                                                  Ended September 30, 1997
                                                  ------------------------

                                                          (UNAUDITED)
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Fixed Charges:
  Consolidated interest cost and debt expense                $ 58
  Interest cost and debt expense of real estate
    operations held for sale                                    3
  Interest allocable to rental expense(b)                      26
                                                             ----
     Total                                                   $ 87
                                                             ====
Earnings:
  Consolidated income before income tax expense              $346
  Proportionate share of income tax expense
    of 50 percent owned but not controlled
    affiliated companies                                        4
  Equity in income of less than 50 percent owned
    affiliated companies                                      (11)
  Dividends received from less than 50 percent
    owned affiliated companies                                  4
  Fixed charges                                                87
  Interest capitalized                                         (4)
  Amortization of previously capitalized interest               6
                                                             ----
      Total                                                  $432
                                                             ====
Ratio of Earnings to Fixed Charges                           4.97
                                                             ====
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(a) The consolidated financial statements of Sun Company, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except for Radnor Corporation, the Company's wholly owned real estate development subsidiary, which is accounted for as an investment held for sale.
    (See Note 3 to the condensed consolidated financial statements.) Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.
(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.